FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO THE SUB-ADVISORY AGREEMENT, effective as of April 1, 2018 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”), a Tennessee corporation, and CBRE Clarion Securities LLC (the “Sub-Adviser”), a Delaware limited liability corporation.

WHEREAS, the Adviser has contracted with the Sub-Adviser to provide sub-advisory services to certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Sub-Advisory Agreement, entered into September 28, 2012, as amended (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to amend the fee rates therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Schedule A shall be deleted and replaced with the attached Schedule A to reflect the reduction of fees;

2.        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3.        This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION	CBRE CLARION SECURITIES LLC

By:	/s/ Jayson R. Bronchetti	By:	/s/ Jonathan A. Blome

Name:	Jayson R. Bronchetti	Name:	Jonathan A. Blome
Title:	President	Title:	CFO

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Managed Portion at an annual rate as follows:

[REDACTED]

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